Exhibit 99.5

Non-GAAP financial measures

We define “EBITDA” as net income including noncontrolling interests before depreciation and amortization, net interest expense, income taxes and asset impairment charges. We define “Adjusted EBITDA” as EBITDA before share-based compensation expense, the loss on refinancing in 2005, non-recurring legal charges and expenses related to the transactions described herein. We caution you that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use EBITDA (with additional adjustments) to measure our compliance with covenants such as interest coverage and leverage ratios. We present Adjusted EBITDA as a further supplemental measure of our performance. You are cautioned not to place undue reliance on EBITDA and Adjusted EBITDA.

EBITDA and Adjusted EBITDA are not measures of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to income from operations, net income (loss) or cash from operating, investing or financing activities, each as determined in accordance with GAAP. You should also not consider EBITDA or Adjusted EBITDA as measures of liquidity. Moreover, since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures presented by other companies. See the “Summary historical and as adjusted consolidated financial data” section of this offering memorandum for a more thorough discussion of our use of EBITDA and Adjusted EBITDA in this offering memorandum and a reconciliation of EBITDA and Adjusted EBITDA to net income (loss).

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•                  a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•                  a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•                  the exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and

•                  the adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

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